Exhibit 10.2

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement, effective as of the 2nd day of December, 2009, is made and entered into as of the 25th day of January, 2010, by and between Gabriel Technologies Corporation, a Delaware Corporation (the “Company”), and George Tingo (hereinafter called “Executive).

WHEREAS, the Company and the Executive have entered into that certain Employment Agreement, dated as of August 21, 2009 and effective as of June 2, 2009, (the “Agreement”); and

WHEREAS, under Section II(D) of the Agreement, Executive is entitled to a salary of $12,500 per month for the first 6 months of employment, and $10,000 per month thereafter; and

WHEREAS, the Board of Directors of the Company has reviewed Executive’s salary and has determined to continue to pay Executive a salary of $12,500 per month throughout the term of Executive’s employment with the Company; and

WHEREAS, the Company and the Executive desire to amend the Agreement to reflect the Board of Directors’ decision with respect to the amount of salary per month to which Executive is entitled.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.           Amendment to Section II(D) of Agreement.

Section II(D) of the Agreement is hereby amended and restated in its entirety as follows:

D.	Salary. In consideration of the employment services to be rendered hereunder, the Company shall pay Employee a monthly salary as follows:

Twelve thousand five hundred dollars ($12,500) per month, payable at the time and pursuant to the procedures regularly established and as may be amended by the Company during the course of this Agreement, which unless changed by the Company shall be bi-weekly.  Such compensation is subject to the usual and required employee payroll deductions, withholding and reductions.  Following the Effective Date of the Agreement, Employee’s Salary shall be reviewed by the Company on the first anniversary of the Effective Date (“Interval”).  Nothing contained herein shall obligate the Company to revise Employee’s salary.  Should the Company fail to review and/or revise Employee’s Salary within thirty (30) days following the conclusion of any Interval, Employee’s Salary from that concluded Interval shall carry over and apply to the immediately succeeding interval.

2.           No Other Changes.

Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Employment Agreement to be duly executed as of the date first above set forth.

GABRIEL TECHNOLOGIES CORPORATION	EMPLOYEE:

By: /s/ John Hall	/s/ George Tingo
John Hall	George Tingo, an individual

Its: Authorized Signatory